U.S. SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549
                            FORM 3

  INITIAL STATEMENT BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange
Act of 1934, Section 17(a) of the Public Utility Holding
Company Act of 1935 or Section 30(f) of the Investment
Company Act of 1940

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1.  Name and Address of Reporting Person

    Sky High Investments, LLC
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    (Last)              (First)             (Middle)

    1560 Sherman Avenue, Suite 900
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                        (Street)

    Evanston,           Illinois            60201
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    (City)              (State)             (Zip)

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2.  Date of Event Requiring Statement (Month/Day/Year)

    December 30, 2002
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3.  IRS or Social Security Number of Reporting Person, if an
    entity (Voluntary)


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4.  Issuer Name and Ticker or Trading Symbol

    Furr's Restaurant Group  ("FRG")
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5.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

    [ ] Director                   [X] 10% Owner
    [ ] Officer (give title below) [ ] Other (specify below)

    -----------------------------------------------------
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6.  If Amendment, Date of Original (Month/Year)

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7.  Individual or Joint/Group Filing (Check applicable line)

    [X] Form filed by One Reporting  [ ] Form filed by more
        Person                           than one Reporting
                                         Person

===============================================================================
                      Table I -- Non-Derivative Securities Beneficially Owned
===============================================================================
                      2. Amount of  3. Owner-   4. Nature of
                      Securities    ship Form:  Indirect
                      Beneficially  Direct (D)  Beneficial
                      Owned         or Indir-   Ownership
1. Title of Security  (Instr. 4)    ect (I)
- ------------------- ------------ -----------  ------------
Common Stock          4,609,819    D
<F1>

<F1>

============================================================================================================
                           Table II -- Derivative Securities Beneficially Owned
                        (e.g., puts, calls, warrants, options, convertible securities)
============================================================================================================

                                                                 5.
                                                                 Owner-
                   .                                             ship
                                   3. Title and                  Form of
                  2. Date          Amount of         4. Con-     Deriv-      6.
                  Exercisable and  Underlying        version     ative       Nature of
                  Expiration Date  Securities        or Exer-    Security:   Indirect
                  ---------------- ----------------  cise Price  Direct (D)  Bene-
                  Date    Expir-             Amount  of Deriv-   (D) or      ficial
1. Title of Deri- Exer-   ation-             of      ative       Indirect    Owner-
vative Security   cisable Date     Title     Shares  Security    (I)         ship
- --------------- -----  --------  --------  ------  ----------  ----------  -------------------






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Explanation of Responses:

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Sky High Investments, LLC
/s/ Bradford T. Whitmore            December 30, 2002
-------------------------------     -----------------------
**Signature of Reporting Person     Date
By: Bradford T. Whitmore
Sole Memeber
**Intentional misstatements or omissions of facts constitute
Federal Criminal Violations.  See 18 U.S.C. 1001 and 15
U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See
Instruction 6 for procedure.